As filed with the Securities and Exchange Commission on April 30, 2008

Registration No. 333-129283

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MICROSEMI CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-2110371
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2381 Morse Avenue

Irvine, California 92614
(Address, Including Zip Code, of Principal Executive Offices)

1987 Microsemi Corporation Stock Plan

(Full Title of the Plan)

John W. Hohener
Vice President, Chief Financial Officer, Secretary and Treasurer

Microsemi Corporation

2381 Morse Avenue

Irvine, California 92614
(949) 221-7100

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Warren T. Lazarow, Esq.
O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025

(650) 473-2600

EXPLANATORY NOTE

Microsemi Corporation, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form
S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on October 28, 2005 (Commission File No. 333-129283 and referred to herein as the “Registration Statement”) with respect to shares of the Registrant’s common stock, par value $0.20 per share (the “Common Stock”) and additional junior participating preferred stock purchase rights pursuant to the Rights Agreement, dated December 22, 2000 and amended December 16, 2005, between the Company and Mellon Investor Services LLC, as Rights Agent (the “Rights”), thereby registered for offer or sale pursuant to the 1987 Microsemi Corporation Stock Plan (the “1987 Plan”).  A total of 6,000,000 shares of Common Stock were initially registered for issuance under the Registration Statement.

The Registrant has since adopted a new equity incentive plan, the Microsemi Corporation 2008 Performance Incentive Plan (the “2008 Plan”), which replaces the 1987 Plan as of February 20, 2008, the date the Registrant’s stockholders approved the 2008 Plan.  No future awards will be made under the 1987 Plan.  According to the terms of the 2008 Plan, the shares of Common Stock that were available for grant under the 1987 Plan, but not actually subject to outstanding awards, as of February 20, 2008 are available for issuance under the 2008 Plan.  The total number of shares of Common Stock available for grant under the 1987 Plan, but not actually subject to outstanding awards, on February 20, 2008 was 4,062,719 (referred to herein as the “Carryover Shares”).  The Carryover Shares are hereby deregistered.  The Registration Statement otherwise continues in effect as to the balance of the shares of Common Stock remaining available for offer or sale pursuant thereto.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock and related Rights now available for offer or sale pursuant to the 2008 Plan, including but not limited to the Carryover Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is hereby filed (i) to reallocate the Carryover Shares from the 1987 Plan to the 2008 Plan, and (ii) to carry over the registration fees paid for the Carryover Shares from the Registration Statement to the Registration Statement on Form S-8 for the 2008 Plan that is filed contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on April 29, 2008.

MICROSEMI CORPORATION

By:	/S/ JOHN W. HOHENER
John W. Hohener
Vice President, Chief Financial Officer,
Secretary and Treasurer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES J. PETERSON	Director, President and Chief Executive Officer	April 29, 2008
James J. Peterson	(Principal Executive Officer)

/S/ JOHN W. HOHENER	Vice President, Chief Financial Officer, Secretary and Treasurer	April 29, 2008
John W. Hohener	(Principal Financial and Accounting Officer)

/S/ DENNIS R. LEIBEL	Chairman of the Board and Director	April 29, 2008
Dennis R. Leibel

/S/ THOMAS R. ANDERSON	Director	April 29, 2008
Thomas R. Anderson

/S/ WILLIAM L. HEALEY	Director	April 29, 2008
William L. Healey

/S/ WILLIAM E. BENDUSH	Director	April 29, 2008
William E. Bendush

/S/ PAUL F. FOLINO	Director	April 29, 2008
Paul F. Folino

/S/ MATTHEW E. MASSENGILL	Director	April 29, 2008
Matthew E. Massengill

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